Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
April 23, 2010
Registration Statement No. 333-153257
GLIMCHER REALTY TRUST
3,500,000 SHARES OF 8.125% SERIES G CUMULATIVE REDEEMABLE
PREFERRED SHARES OF BENEFICIAL INTEREST
(LIQUIDATION PREFERENCE $25 PER SHARE)
FINAL PRICING TERMS

Issuer:	Glimcher Realty Trust

Title of Shares:	8.125% Series G Cumulative Redeemable Preferred Shares Of Beneficial Interest (Liquidation Preference $25 Per Share)

Number of Firm Shares:	3,500,000 shares

Number of Optional Shares:	None

Maturity:	Perpetual

Trade Date:	April 23, 2010

Settlement Date:	April 28, 2010 (T+3)

Distribution Rate:	8.125%

Distribution Payment Dates:	On or about January 15, April 15, July 15 and October 15, commencing July 15, 2010

Optional Redemption:	Redeemable at any time, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any, to the redemption date

Yield (including accrued distribution):	9.44%

Yield (excluding accrued distribution):	9.50%

Public Offering Price:	$21.51

Net Proceeds (before expenses):	$72,928,450

Joint Book-Running Managers:	Goldman, Sachs & Co.
Banc of America Securities LLC

Listing/Symbol:	NYSE/ “GRTPrG”

ISIN:	US3793024098

CUSIP:	379302409
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Banc of America Securities LLC toll-free at (800)294-1322.